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Exhibit 1.1

 FORM OF UNDERWRITING AGREEMENT
$[250,000,000]
REGAL CINEMAS CORPORATION
8.625% Senior Notes Due 2019

UNDERWRITING AGREEMENT

May     , 2010

CREDIT SUISSE SECURITIES (USA) LLC ("Credit Suisse")
 BARCLAYS CAPITAL INC.
BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANK SECURITIES INC.,
        As Representatives of the Several Underwriters,
                c/o Credit Suisse Securities (USA) LLC,
                        Eleven Madison Avenue,
                                New York, N.Y. 10010-3629

Dear Sirs:

        1.    Introductory.    Regal Cinemas Corporation, a Delaware corporation (the "Company"), agrees with the several underwriters named in Schedule A hereto (the "Underwriters"), for whom Credit Suisse, Barclays Capital Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. are acting as representatives (collectively, the "Representatives"), subject to the terms and conditions stated herein, to issue and sell to the several Underwriters $250,000,000 principal amount of its 8.625% Senior Notes due 2019 (the "Offered Securities"), to be issued under the indenture, dated as of July 15, 2009 (the "Original Indenture"), among the Company, the guarantors named therein (the "Guarantors" and each a "Guarantor") and U.S. Bank National Association, as Trustee, to be amended and supplemented by the First Supplemental Indenture thereto, to be dated as of the Closing Date (as defined below), among the Company, the Guarantors and Trustee (the "First Supplemental Indenture," and collectively with the Original Indenture, the "Indenture"). The Offered Securities will be fully and unconditionally, jointly and severally, guaranteed by each of the Guarantors (such guarantees, the "Guarantees").

        As described in the General Disclosure Package (as defined below), on the Closing Date (as defined below), the Company and the Guarantors will enter into a Sixth Amended and Restated Credit Agreement (the "New Credit Facility") with Credit Suisse AG, as administrative agent, and the other lenders party thereto, and a portion of the net proceeds from the issuance and sale of the Offered Securities, together with the borrowings under the New Credit Facility borrowed on the Closing Date, will be used to repay all outstanding borrowings under the Fifth Amended and Restated Credit Agreement, dated as of October 27, 2006, as amended (the "Existing Credit Agreement"), among the Company, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto. The entering into of the New Credit Facility and the repayment of all outstanding borrowings under the Existing Credit Agreement, as described in the General Disclosure Package, are collectively referred to herein as the "Credit Facility Transactions."

        Each of the Company and each of the Guarantors hereby agrees with the several Underwriters as follows:

        2.    Representations and Warranties of the Company and the Guarantors.    The Company and each of the Guarantors represents and warrants to, and agrees with, the several Underwriters that:

          (a)    Filing and Effectiveness of Registration Statement; Certain Defined Terms.    The Company and the Guarantors have filed with the Commission (as defined below) a registration statement on

  Form S-3 (No. 333-          ), including a related preliminary prospectus, covering the registration of the Offered Securities and the Guarantees under the Securities Act, which has become effective. "Registration Statement" at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. "Registration Statement" without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

        For purposes of this Agreement:

          "430B Information" means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

          "430C Information" means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

          "Applicable Time" means        [a.m.] [p.m.] (New York time) on the date of this Agreement.

          "Closing Date" has the meaning set forth in Section 3 hereof.

          "Commission" means the Securities and Exchange Commission.

          "Effective Time" of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

          "Exchange Act" means the Securities Exchange Act of 1934.

          "Final Prospectus" means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Securities Act.

          "General Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

          "Issuer Free Writing Prospectus" means any "issuer free writing prospectus," as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company's records pursuant to Rule 433(g).

          "Limited Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus. Limited Use Issuer Free Writing Prospectus includes, but is not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording and any Limited Use Issuer Free Writing Prospectus listed on Schedule C hereto.

          "Rules and Regulations" means the rules and regulations of the Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Laws" means, collectively, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Securities Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of "issuers" (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange ("Exchange Rules").

          "Statutory Prospectus" with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) and not retroactively.

          "subsidiary" with respect to any person means (1) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more subsidiaries of such person or by one or more subsidiaries of such person, and (2) any other person (other than a corporation) in which such person, one or more subsidiaries of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such person or a subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has a majority ownership interest.

          "Trust Indenture Act" means the Trust Indenture Act of 1939.

        Unless otherwise specified, a reference to a "rule" is to the indicated rule under the Securities Act.

          (b)    Compliance with Securities Act Requirements.    (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

          (c)    Automatic Shelf Registration Statement.    (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or the Guarantors or any person acting on their behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, Regal Entertainment Group, a Delaware corporation (the "Parent Guarantor"), and the Company were each a "well known seasoned issuer" as defined in Rule 405, including not having been an "ineligible issuer" as defined in Rule 405.

            (ii)    Effectiveness of Automatic Shelf Registration Statement.    The Registration Statement is an "automatic shelf registration statement," as defined in Rule 405, that initially became effective on May 5, 2010. The Company and the Guarantors will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities.

            (iii)    Eligibility to Use Automatic Shelf Registration Form.    Neither the Company nor any Guarantor has received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company or any Guarantor receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company and the Guarantors will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (iii) use their best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company and the Guarantors will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company and the Guarantors have otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

            (iv)    Filing Fees.    The Company or a Guarantor has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

          (d)    Ineligible Issuer Status.    (i) At the earliest time after the filing of the Registration Statement that the Company or the Guarantors or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, neither the Parent Guarantor nor the Company was and neither is an "ineligible issuer," as defined in Rule 405, including (x) the Parent Guarantor or the Company or any of their subsidiaries in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Parent Guarantor or the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Offered Securities, all as described in Rule 405.

          (e)    General Disclosure Package.    As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus issued at or prior to the Applicable Time and the preliminary prospectus, dated May [    •    ], 2010, and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the "General Disclosure Package"), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company or the Guarantors by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Annual Report on Form 10-K (as amended by Form 10-K/A) of the Parent Guarantor most recently filed with the Commission and all subsequent reports (collectively, the "Exchange Act Reports") which have been filed by the Parent Guarantor with the Commission or sent to stockholders pursuant to the Exchange Act do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations.

          (f)    Issuer Free Writing Prospectuses.    Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company and the Guarantors have promptly notified or will promptly notify the Representatives and (ii) the Company and the Guarantors have promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

          (g)    Offered Securities.    The Offered Securities have been duly authorized by the Company and, when delivered and paid for pursuant to this Agreement and the Indenture on the Closing Date, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the General Disclosure Package, the Final Prospectus and the Indenture.

          (h)    Guarantee.    The Guarantee to be endorsed on the Offered Securities by each Guarantor has been duly authorized by such Guarantor, and, when the Offered Securities are delivered and paid for pursuant to this Agreement and the Indenture on the Closing Date, the Guarantee of each Guarantor endorsed thereon will have been duly executed, issued and delivered by each such Guarantor and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and will conform to the description thereof contained in the General Disclosure Package, the Final Prospectus and the Indenture.

          (i)    Good Standing of the Company and the Guarantors.    Each of the Company and each of the Guarantors has been duly incorporated or organized and is an existing corporation or other business organization, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each of the Company and each of the Guarantors is duly qualified to do business as a foreign corporation or other business organization, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company, the Guarantors and their respective subsidiaries taken as a whole, or materially and adversely affect the ability of the Company or the Guarantors to issue the Offered Securities or perform their respective obligations hereunder or thereunder, under the Indenture or otherwise affect the validity of the Offered Securities or otherwise be material in the context of the Offered Securities ("Material Adverse Effect").

          (j)    Subsidiaries.    Each subsidiary of the Company and each subsidiary of the Guarantors has been duly incorporated or organized and is an existing corporation or other business organization, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or organization with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package, except where failure to be so incorporated or organized and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; and each subsidiary of the Company and each subsidiary of the Guarantors is duly qualified to do business as a foreign corporation or other business organization, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or other ownership interests of each subsidiary of the Company and each subsidiary of the Guarantors has been duly authorized and, in the case of each subsidiary that is a corporation, validly issued and is fully paid and nonassessable; and, except as disclosed in the General Disclosure Package, the capital stock or other ownership interests of each subsidiary owned by the Company or a Guarantor, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

          (k)    Original Indenture.    The Original Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized, executed and delivered by each of the Company and each of the Guarantors and constitutes a valid and legally binding obligation of each of the Company and each of the Guarantors, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Indenture conforms to the description of the Indenture contained in the General Disclosure Package and the Final Prospectus.

          (l)    First Supplemental Indenture.    The First Supplemental Indenture has been duly authorized by each of the Company and each of the Guarantors and, when the Offered Securities and the Guarantees are delivered and paid for pursuant to this Agreement on the Closing Date, the First Supplemental Indenture will have been duly executed and delivered, and the First Supplemental Indenture will constitute a valid and legally binding obligation of each of the Company and each of the Guarantors, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (m)    No Finder's Fee.    Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company, the Guarantors and any person that would give rise to a valid claim against the Company, the Guarantors or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with the transactions related to the Offered Securities.

          (n)    Absence of Further Requirements.    No consent, approval, authorization, or order of, or filing or registration with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Offered Securities by the Company and the Guarantors, except as have been obtained, or made and such as may be required under state securities laws.

          (o)    Absence of Defaults and Conflicts Resulting from Transaction.    The execution and delivery of this Agreement and the Supplemental Indenture, the performance of the Indenture and this Agreement, and the issuance and sale of the Offered Securities and compliance with the terms and provisions hereof and thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, (B) any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject, or (C) the charter or by-laws or similar governing documents of the Company, the Guarantors or any of their respective subsidiaries, except in the case of a breach, violation, or default described in clause (A) or (B) above that would not, individually or in the aggregate, be expected to have a Material Adverse Effect, and each of the Company and each of the Guarantors has full power and authority to authorize, issue and sell the Offered Securities and the Guarantees endorsed thereon as contemplated by this Agreement.

          (p)    Authorization of Agreement.    This Agreement has been duly authorized, executed and delivered by each of the Company and each of the Guarantors.

          (q)    Title to Property.    Except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and that, individually or in the aggregate, would have a Material Adverse Effect; and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them and that, individually or in the aggregate, would have a Material Adverse Effect.

          (r)    Possession of Licenses and Permits.    The Company, the Guarantors and their respective subsidiaries possess adequate certificates, authorizations or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

          (s)    Absence of Existing Defaults and Conflicts.    None of the Company, the Guarantors or any of their respective subsidiaries is (A) in violation of its charter or bylaws or other similar governing documents or (B) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of a default described in clause (B) above that, individually or in the aggregate, would not have a Material Adverse Effect.

          (t)    Registration Rights.    There are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right (i) to require the Company or any of the Guarantors to file a registration statement under the Securities Act with respect to any securities of the Company or any of the Guarantors or (ii) to require the Company or any of the Guarantors to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company or any of the Guarantors under the Securities Act (collectively, "registration rights").

          (u)    Absence of Labor Disputes.    No labor dispute with the employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that would, individually or in the aggregate, have a Material Adverse Effect.

          (v)    Possession of Intellectual Property.    The Company, the Guarantors and their respective subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

          (w)    Environmental Laws.    Except as disclosed in the General Disclosure Package, none of the Company, the Guarantors or any of their respective subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and none of the Company or the Guarantors is aware of any pending investigation which might lead to such a claim.

          (x)    Litigation.    Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Company, the Guarantors or any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect; and to the Company's and the Guarantors' knowledge, no such actions, suits or proceedings are threatened or contemplated.

          (y)    Financial Statements.    The financial statements of the Parent Guarantor, together with the related schedules and notes, included in the General Disclosure Package present fairly in all material respects the financial position of the Parent Guarantor and its consolidated subsidiaries, and the financial statements of National CineMedia, LLC ("National CineMedia"), together with the related schedules and notes, included in the General Disclosure Package present fairly in all material respects the financial position of National CineMedia and its consolidated subsidiaries, in each case, as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements and related schedules and notes have been prepared in conformity with the generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis and the other financial and statistical information and data set forth in the General Disclosure Package are, in all material respects, accurately presented and, with respect to such financial information, prepared on a basis consistent with the financial statements of the Parent Guarantor and National CineMedia, respectively, and the books and records of the Parent Guarantor and National CineMedia, respectively.

          (z)    No Material Adverse Change in Business.    Except as disclosed in the General Disclosure Package, since January 1, 2010, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company, the Guarantors or any of their respective subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company or any of the Guarantors on any class of its capital stock.

          (aa)    Reporting Status.    The Parent Guarantor is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system.

          (bb)    Investment Company Act.    None of the Company or the Guarantors is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the "Investment Company Act"); and none of the Company or the Guarantors is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, none will be an "investment company" as defined in the Investment Company Act.

          (cc)    Regulations T, U, X.    None of the Company, the Guarantors or any of their respective subsidiaries nor any agent thereof acting on the behalf of it has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities or the Guarantees to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

          (dd)    Ratings.    No "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Company or any of the Guarantors that it is considering imposing) any condition (financial or otherwise) on the Company's or any of the Guarantor's retaining any rating assigned to the Company or any of the Guarantors or any securities of the Company or any of the Guarantors or (ii) has indicated to the Company or any of the Guarantors that it is considering any of the actions described in Section 7(b)(ii) hereof.

          (ee)    Tax.    All material Tax returns required to be filed by the Company, the Guarantors and their respective subsidiaries have been filed and all such returns are true, complete and correct in all material respect. All material Taxes that are due or claimed to be due from the Company, the Guarantors and their respective subsidiaries have been paid other than those (A) currently payable without penalty or interest or (B) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (A) and (B), adequate reserves have been established on the books and records of the Company, the Guarantors and their respective subsidiaries in accordance with GAAP. There are no material Tax assessments proposed in writing against the Company, the Guarantors or any of their respective subsidiaries. To the Company's and the Guarantors' knowledge, the accruals and reserves on the books and records of the Company, the Guarantors and their respective subsidiaries in respect of any material Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term "Tax" and "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

          (ff)    Internal Controls and Compliance with the Sarbanes-Oxley Act.    KPMG LLP are independent public auditors as required by the Securities Act and the Rules and Regulations thereof. Except as set forth in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries and the Parent Guarantor's Board of Directors (the "Board") are in compliance, in all material respects, with Sarbanes-Oxley and all applicable Exchange Rules. The Parent Guarantor maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, "Internal Controls") that comply in all material respects with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the Parent Guarantor has adopted and applies corporate governance guidelines. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the "Audit Committee") of the Board in accordance with Exchange Rules. The Parent Guarantor has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Parent Guarantor does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an "Internal Control Event"), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would, individually or in the aggregate, have a Material Adverse Effect.

          (gg)    Insurance.    The Company, the Guarantors and each of their respective subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; none of the

  Company, the Guarantors or any of their respective subsidiaries (A) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (B) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not have, individually or in the aggregate, a Material Adverse Effect.

          (hh)    Material Changes.    Subsequent to the respective dates as of which information is given in the General Disclosure Package, (A) the Company, the Guarantors and their respective subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (B) the Company and the Guarantors have not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (C) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company, the Guarantors and their respective subsidiaries (taken as a whole), except in each case as described in the General Disclosure Package.

          (ii)    Use of Proceeds.    The net proceeds of the issuance and sale of the Offered Securities, together with borrowings under the New Credit Facility borrowed on the Closing Date, are being incurred in good faith to repay all outstanding borrowings under the Existing Credit Agreement.

          (jj)    Statistical and Market Related Data.    The industry, statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus, the General Disclosure Package or any Issuer Free Writing Prospectus are derived from sources that the Company and the Guarantors reasonably and in good faith believe to be accurate, reasonable and reliable, and such data agrees with the sources from which they were derived.

          (kk)    Absence of Manipulation.    None of the Company, the Guarantors or any of their respective affiliates has, either alone or with one or more other persons, taken any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

          (ll)    ERISA.    The Company, the Guarantors and their respective subsidiaries are in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"), except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect; no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company, the Guarantors or any of their respective subsidiaries would have any liability; except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, the Company, the Guarantors and their respective subsidiaries have not incurred and do not expect to incur liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (B) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder ("Code"); and each "pension plan" for which the Company, the Guarantors and each of its respective subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

          (mm)    Accurate Disclosure.    The statements in the General Disclosure Package and the Final Prospectus under the headings "Certain United States Federal Income Tax Considerations" and "Description of Notes," in the Parent Guarantor's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the caption "Item 3—Legal Proceedings" and in Note 8—

  "Litigation and Contingencies" to the consolidated financial statements included in Part II, Item 8 of such Form 10-K, and in the Parent Guarantor's Form 10-Q for the fiscal quarter ended April 1, 2010, under the caption "Item 1—Legal Proceedings" and in Note 7—"Commitments and Contingencies" to the condensed consolidated financial statements included in Part I, Item 1 of such Form 10-Q, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, fairly summarize in all material respects such legal matters, agreements, documents or proceedings and present the information required to be shown.

        3.    Purchase, Sale and Delivery of Offered Securities.    On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of            % of the principal amount thereof, the respective principal amounts of Offered Securities set forth opposite the names of the several Underwriters in Schedule A hereto.

        The Company will deliver against payment of the purchase price the Offered Securities to or as instructed by the Representatives for the accounts of the several Underwriters hereunder in the form of one or more permanent global Offered Securities in registered form without interest coupons deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee for DTC. Interests in any global Offered Securities will be held only in book entry form through DTC except in the limited circumstances described in the Final Prospectus. Payment for the Offered Securities (the "Closing") shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company at the office of Hogan Lovells US LLP, One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202, at 9:00 a.m. (New York time), on May     , 2010, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the "Closing Date," against delivery to the Trustee as custodian for DTC of the global Offered Securities will be made available for checking at least 24 hours prior to the Closing Date.

        4.    Offering by Underwriters.    It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

        5.    Certain Agreements of the Company and the Guarantors.    Each of the Company and each of the Guarantors agrees with the several Underwriters that:

          (a)    Filing of Prospectuses.    The Company and the Guarantors have filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company and the Guarantors have complied and will comply with Rule 433.

          (b)    Filing of Amendments; Response to Commission Requests.    The Company and the Guarantors will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company and the Guarantors will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company or any Guarantor of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company and the Guarantors will use their best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

          (c)    Continued Compliance with Securities Laws.    If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Securities Act, the Company and the Guarantors promptly will notify the Representatives of such event and promptly will prepare and file with the Commission and furnish, at their own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives' consent to, nor the Underwriters' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

          (d)    Rule 158.    As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company and the Guarantors will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.

          (e)    Furnishing of Prospectuses.    The Company and the Guarantors will furnish to the Underwriters copies of the Registration Statement, including all exhibits, any Statutory Prospectus, each other document comprising a part of the General Disclosure Package, all amendments and supplements to such documents and each Issuer Free Writing Prospectus, in each case as soon as available, and will furnish to the Underwriters copies of the Final Prospectus and all amendments and supplements to such document and in such quantities as the Underwriters request. The Company and the Guarantors will pay the expenses of printing and distributing to the Underwriters all such documents.

          (f)    Blue Sky Qualifications.    The Company and the Guarantors will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives designate and will continue such qualifications in effect so long as required for the distribution provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state.

          (g)    Reporting Requirements.    During the period of three years hereafter, the Company and the Guarantors will furnish to the Representatives, as soon as practicable, copies of all information furnished by the Company or the Guarantors to the Trustee or to the holders of the Offered Securities pursuant to the Indenture or the Trust Indenture Act and copies of any reports or financial statements furnished to or filed with the Commission or any securities exchange on which the Offered Securities or any class of securities of the Company or any of the Guarantors is listed and, in the event the stock of the Company or any of the Guarantors is traded on any securities exchange, a copy of all reports or communications furnished to its stockholders generally.

          (h)    Payment of Expenses.    The Company and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement and the Indenture including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all filing fees and other expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered

  Securities, the Indenture, the Registration Statement, any Statutory Prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, each Issuer Free Writing Prospectus and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities, (iv) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (v) any fees charged by investment rating agencies for the rating of the Offered Securities, and (vi) expenses incurred in distributing any Statutory Prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectus to the Underwriters. The Company and the Guarantors will reimburse the Underwriters for all travel expenses of the Underwriters and the Company's and the Guarantors' officers and employees and any other expenses of the Underwriters and the Company and the Guarantors in connection with attending or hosting meetings with prospective purchasers of the Offered Securities.

          (i)    Use of Proceeds.    The Company will use the net proceeds received in connection with this offering in the manner described in the "Use of Proceeds" section of the General Disclosure Package and, except as disclosed in the "Use of Proceeds" section of the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to an affiliate of the Underwriters.

          (j)    Absence of Manipulation.    The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

          (k)    Restriction on Sale of Securities.    For a period of 90 days after the date hereof, neither the Company nor any of the Guarantors will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by the Company or any of the Guarantors and having a maturity of more than one year from the date of issue of the Offered Securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse.

          (l)    DTC.    The Company and the Guarantors will obtain the approval of DTC for "book-entry" transfer of the Offered Securities and will comply with all of its agreements set forth in the representation letters of the Company and the Guarantors to DTC relating to the approval of the Offered Securities by DTC for "book-entry" transfer.

          (m)    Usury Laws.    The Company and the Guarantors will not voluntarily claim, and will actively resist any attempts to claim, the benefit of any usury laws against the holders of any Securities.

          (n)    Further Acts.    The Company and the Guarantors will use their respective best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Offered Securities and the Guarantees.

        6.    Free Writing Prospectuses

          (a)    Issuer Free Writing Prospectuses.    Each of the Company and each of the Guarantors represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a "free writing prospectus," as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives are hereinafter referred to as a "Permitted Free Writing Prospectus." Each of the Company and each of the Guarantors represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an "issuer free writing prospectus," as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

          (b)    Term Sheets.    Each of the Company and each of the Guarantors will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not "issuer information," as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

        7.    Conditions of the Obligation of the Underwriters.    The obligation of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their respective obligations hereunder and to the following additional conditions precedent:

          (a)    Accountants' Comfort Letter.    The Underwriters shall have received letters, dated, respectively, the date hereof and the Closing Date, of each of (i) KPMG LLP confirming that they are a registered public accounting firm and independent public accountants with respect to the Parent Guarantor within the meaning of the Securities Laws and substantially in the form of Exhibit D-1 hereto (except that, in any letter dated the Closing Date, the specified date referred to in Exhibit D-1 hereto shall be a date no more than three days prior to the Closing Date), and (ii) of Deloitte & Touche LLP confirming that they are a registered public accounting firm and independent public accountants with respect to National CineMedia within the meaning of the Securities Laws and substantially in the form of Exhibit D-2 hereto (except that, in any letter dated the Closing Date, the specified date referred to in Exhibit D-2 hereto shall be a date no more than three days prior to the Closing Date).

          (b)    No Material Adverse Change.    Subsequent to the execution and delivery of this Agreement, there shall not have occurred, individually or in the aggregate, (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company, the Guarantors and their respective subsidiaries taken as a whole which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or any of the Guarantors by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any of the Guarantors (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or any of the Guarantors has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls, the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange, (v) any suspension of trading of any securities of the Company or any of the Guarantors on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

          (c)    Opinion of Counsel for Company and the Guarantors.    The Underwriters shall have received opinions, dated the Closing Date, of Hogan Lovells US LLP, counsel for the Company and the Guarantors, substantially in the forms of Exhibits A-1 and A-2 hereto.

          (d)    Opinion of In-House Counsel for Company and the Guarantors.    The Underwriters shall have received an opinion, dated the Closing Date, of Peter Brandow, General Counsel to the Company, substantially in the form of Exhibit B hereto.

          (e)    Opinion of Local Counsel.    The Underwriters shall have received opinions, dated the Closing Date, from counsel in states where certain Guarantors are incorporated and where Hogan Lovells US LLP does not have an office, including (i) Bradley, Arant, Boult, Cummings, LLP, special Alabama counsel to R.C. Cobb, Inc., substantially in the form of Exhibit C-1 hereto, (ii) Davis Wright Tremaine, LLP, special Oregon counsel to Eastgate Theatre, Inc., substantially in the form of Exhibit C-2 hereto, (iii) Day Pitney LLP, special Massachusetts counsel to Interstate Theatres Corporation, substantially in the form of Exhibit C-3 hereto, and (iv) Bass, Berry & Sims, PLC, special Tennessee counsel for Regal Cinemas Inc., substantially in the form of Exhibit C-4 hereto.

          (f)    Opinion of Counsel for Underwriters.    The Underwriters shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company and the Guarantors shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

          (g)    Officers' Certificate.    The Underwriters shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company and the Guarantors in this Agreement are true and correct, that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their respective parts to be performed or satisfied hereunder at or prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company, the Guarantors or their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or contemplated by the General Disclosure Package and that the industry, statistical and market-related data included in the General Disclosure Package and the Final Prospectus has been reviewed by such persons and, subject to the risks and limitations described in the General Disclosure Package and the Final Prospectus, to the best knowledge of such persons, is based on or derived from sources which the Company and the Guarantors believe to be reliable and accurate in all material respects.

          (h)    Filing of Prospectus.    The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

          (i)    Consummation of Credit Facility Transactions.    The Credit Facility Transactions shall be consummated prior to or simultaneously with the Closing, and the Underwriters and their counsel shall have received evidence thereof reasonably satisfactory to the Underwriters and their counsel.

          (j)    First Supplemental Indenture.    The Company, the Guarantors and the Trustee shall have executed and delivered the First Supplemental Indenture and the Underwriters shall have received a fully executed original thereof.

        The Company and the Guarantors will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

        8.    Indemnification and Contribution.    (a) Indemnification of Underwriters. The Company and the Guarantors, jointly and severally, will indemnify and hold harmless each Underwriter, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an "Indemnified Party"), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact necessary to make the statements therein (in the case of any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company and the Guarantors by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

          (b)    Indemnification of Company and the Guarantors.    Each of the Underwriters, severally and not jointly, will indemnify and hold harmless the Company, the Guarantors, each of their respective directors and each of their respective officers who signs a Registration Statement and each person, if any, who controls the Company and the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each an "Underwriter Indemnified Party"), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company and the Guarantors by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: paragraphs three and six under the caption "Underwriting."

          (c)    Actions Against Parties; Notification.    Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

          (d)    Contribution.    If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantors or the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

        9.    Default of Underwriters.    If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, Credit Suisse may make arrangements satisfactory to each of the Company, Banc of America Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc., for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company, for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term "Underwriter" includes any person substituted for a Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

        10.    Survival of Certain Representations and Obligations.    The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company and the Guarantors will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

        11.    Notices.    All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to the Underwriters, c/o Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, New York 10010-3629, Attention: LCD-IBD, or, if sent to the Company or any of the Guarantors, will be mailed, delivered or telegraphed and confirmed to it at 7132 Regal Lane, Knoxville, Tennessee 37918, Attention: General Counsel, with a copy to Richard J. Mattera, Esq. at Hogan Lovells LLP, One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

        12.    Successors.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

        13.    Representation of Underwriters.    You will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by you will be binding upon all the Underwriters.

        14.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

        15.    Absence of Fiduciary Relationship.    Each of the Company and each of the Guarantors acknowledges and agrees that:

          (a)    No Other Relationship.    The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company, any of the Guarantors and the Underwriters have been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or is advising the Company or any of the Guarantors on other matters;

          (b)    Arm's Length Negotiations.    The price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arms-length negotiations with the Underwriters and the Company and the Guarantors are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

          (c)    Absence of Obligation to Disclose.    The Company and the Guarantors have been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Guarantors and that the Underwriters has no obligation to disclose such interests and transactions to Company and the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

          (d)    Waiver of Claims.    Each of the Company and each of the Guarantors waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Guarantors, including stockholders, employees or creditors of the Company or the Guarantors.

        16.    Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

        Each of the Company and each of the Guarantors hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company and each of the Guarantors irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

        If the foregoing is in accordance with the Underwriters' understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantors and the several Underwriters in accordance with its terms.

Very truly yours,
REGAL CINEMAS CORPORATION
By:	Name: Title:

GUARANTORS:

REGAL CINEMAS, INC.
REGAL CINEMAS II, LLC
R.C. COBB, INC.
R.C. COBB II, LLC
REGAL INVESTMENT COMPANY
A 3 THEATRES OF TEXAS, INC.
A 3 THEATRES OF SAN ANTONIO, LTD.,
    by A3 Theatres of Texas, Inc.,
    its General Partner
 EASTGATE THEATRE, INC.
REGAL CINEMAS HOLDINGS, INC.
EDWARDS THEATRES, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
FREDERICK PLAZA CINEMAS, INC.
RCI/FSSC, LLC
RCI/RMS, LLC
REGAL CINEMEDIA CORPORATION
REGAL GALLERY PLACE, LLC
UA SWANSEA, LLC
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY
CONSOLIDATED THEATRES MANAGEMENT, L.L.C.
RICHMOND I CINEMA, L.L.C.
By:	Name: Title:
REGAL ENTERTAINMENT GROUP
By:	Name: Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC
By:	Name: Title:
BARCLAYS CAPITAL INC.
By:	Name: Title:
BANC OF AMERICA SECURITIES LLC
By:	Name: Title:
DEUTSCHE BANK SECURITIES INC.
By:	Name: Title:

Each for itself and as Representatives of the several Underwriters named in Schedule I hereto

 SCHEDULE A

Underwriters	Principal Amount of Offered Securities
Credit Suisse Securities (USA) LLC	$	[•]
Barclays Capital Inc.	$	[•]
Banc of America Securities LLC	$	[•]
Deutsche Bank Securities Inc.	$	[•]

Total	$	[250,000,000]

 SCHEDULE B

1.     General Use Issuer Free Writing Prospectuses (included in the General Disclosure Package)

1.
Pricing term sheet, dated May     , 2010, a copy of which is attached as Attachment A hereto.

2.     Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

[None.]

 Attachment A to SCHEDULE B

Pricing Term Sheet

See attached.

 SCHEDULE C

Limited Use Issuer Free Writing Prospectuses

Investor Presentation dated May     , 2010.

QuickLinks

  Exhibit 1.1
FORM OF UNDERWRITING AGREEMENT $[250,000,000] REGAL CINEMAS CORPORATION 8.625% Senior Notes Due 2019
UNDERWRITING AGREEMENT
SCHEDULE A
SCHEDULE B
Attachment A to SCHEDULE B
Pricing Term Sheet
SCHEDULE C